SECURITES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K



               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                        Date of Report:  June 11, 1998



                          COMPAQ COMPUTER CORPORATION
            (Exact name of Registrant as specified in its charter)



            Delaware                      1-9026            76-0011617
 (State or other jurisdiction of       (Commission       (I.R.S. Employer
  incorporation or organization)       File Number)     Identification No.)





                      20555 SH 249, Houston Texas  77070
                         (Address, including zip code,
                 of Registrant's principal executive offices)




      Registrant's telephone number, including area code:  (281) 370-0670

ITEM  2.          ACQUISITION  OR  DISPOSITION  OF  ASSETS

     (a) On June 11, 1998, Compaq Computer Corporation ("Compaq") consummated its acquisition of Digital Equipment Corporation ("Digital"). The transaction was closed pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated January 25, 1998, by and among Compaq, a wholly owned subsidiary of Compaq and Digital. As a result of the transaction, Digital is a wholly owned subsidiary of Compaq. The purchase price consisted of approximately $4.5 billion of cash, and the issuance of approximately 141 million shares of Compaq common stock valued at $4.3 billion, and the issuance of approximately 25 million options to purchase Compaq common stock valued at approximately $249 million. The cash and Compaq common stock were issued in exchange for substantially all the outstanding common stock of Digital as of the date of consummation (approximately 149 million shares) based on an exchange ratio equal to $30 in cash plus 0.945 shares of Compaq common stock for each share of Digital common stock acquired and the Compaq common stock options were issued in exchange for outstanding Digital common stock options. The value of the Compaq common stock issued was based on the share value of approximately $30 calculated as the average market price of Compaq common stock during the five business days immediately preceding and subsequent to the date of the Merger Agreement. The value of the Compaq common stock options was based on the estimated fair market value of these options as of June 11, 1998, the date the transaction was consummated, using the Black-Scholes model. The cash component of the purchase price was paid through the use of Compaq's general corporate funds.

     The purchase price was determined through a series of arms length negotiations between officers, representatives, and the Board of Directors of Compaq and Digital. There were no material relationships between such persons and Compaq or any of its affiliates, any director or officer of Compaq, or any associate of any such director or officer. The basic terms of the Merger Agreement, and the relationships between Compaq and Digital and their respective directors and executive officers, were described in the Proxy Statement/Prospectus dated May 6, 1998 filed in connection with Compaq's Registration Statement on Form S-4 (No. 333-51903), which is incorporated herein by reference.

     Digital's assets consist of cash, receivables, inventory, property and equipment, and other tangible and intangible assets. The purchase price and associated charges will be allocated among the identifiable tangible and intangible assets of Digital based on their fair market value at the acquisition date under the purchase method of accounting for business combinations.

     The consummation of the Merger Agreement and the acceptance for purchase of Digital shares of common stock by Compaq pursuant thereto was announced in a press release of Compaq dated June 11, 1998, a copy of which was filed with Compaq's Form 8-K dated June 11, 1998.

     (b) The acquisition by Compaq of shares of Digital common stock pursuant thereto is deemed the indirect acquisition of the assets of Digital represented thereby, including Digital's plant, equipment and other physical property. Digital utilizes such assets in the conduct of its business as a leader in implementing and supporting networked business solutions in multivendor environments. Compaq will continue to utilize such assets in the conduct of its business as a leader in enterprise solutions committed to delivering high customer value through standards-based, partner-leveraged computing that features world-class services and support and market-focused solutions.


ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

     (a)    FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

     The financial statements required to be filed were previously reported in Digital's Annual Report on Form 10-K for the fiscal year ended June 29, 1997 and Quarterly Reports on Form 10-Q for the quarters ended September 27, 1997, December 27, 1997 and March 28, 1998, respectively, and incorporated herein by reference.

     (b)    PRO  FORMA  FINANCIAL  INFORMATION

     The unaudited combined condensed pro forma financial statements of Compaq and Digital, as required by Section 13 or 15(d) of the Securities Exchange Act of 1934, are not included herein. These required pro forma financial statements will be filed as an amendment to this Form 8-K under cover of Form 8-K/A on or before August 25, 1998.



                                  SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




June 22, 1998                                      COMPAQ COMPUTER CORPORATION


                                                    /s/ Earl L. Mason
                                                   ---------------------------
                                                   Earl L. Mason
                                                   Senior Vice President and
                                                   Chief Financial Officer
                                                   (as authorized officer and
                                                   as principal financial
                                                   officer)